Exhibit 3.3

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF CGG AMERICAS INC.

     Pursuant to the provisions of Article 4 04 of the Texas Business Corporation Act, the undersigned corporations (“Corporation”) adopts the following Article of Amendment to its Articles of Incorporation.

ARTICLE ONE

     The name of the Corporation is CGG Americas Inc.

ARTICLE TWO

     The following amendment to the articles of Incorporation was adopted by the shareholders of the Corporations on the 1st day of December, 1999.

     Articles IV of the Articles of Incorporation is hereby amended so as to read as follows:

“ARTICLE IV

(i)	The aggregate number of shares which the Corporation shall have the authority to issue is Thirty Five Million (35,000,000) shares of common stock at $1.00 per share

(ii)	The shareholders of the Corporation are hereby denied preemptive right to purchase all treasury shares and all unissued shares of the Corporation, regardless of when any such unissued shares shall have been or shall be authorized.

(iii)	No treasury shares or authorized but unissued shares shall be issued to any person, firm or corporation, except pursuant to authorization by resolution adopted by a majority vote of all the members of the board of Directors of the Corporation at a meeting of such Board duly called and held in accordance with the bylaws of the Corporation, at which meeting the full Board shall be present and voting in person or by unanimous consent of all the members of the Board of Directors.

(iv)	No shareholder shall have the right to cumulate his votes in any election of directors.”

ARTICLE THREE

     The number of shares of the Corporation outstanding at the time of adoption was 5,261,696, and the number of shares entitled to vote thereon was 5,261,696.

ARTICLE FOUR

     The number of shares voted for such amendment was 5,261,696 and 0 share voted against such amendment.

ARTICLE FIVE

     The holders of all the shares outstanding and entitled to vote on the amendment have signed a consent in writing adopting the amendment.

Dated December 1, 1999.

CGG AMERICAS INC.

By:	/s/ Jean-Francois MARQUAIRE

Name:	Jean-Francois MARQUAIRE

Title:	CEO and President

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